UNITED STATES
                                       SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C.  20549

                                             ------------------------

                                                    FORM 11-K


                 [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                 For the fiscal year ended December 31, 1993

                                                       OR

                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                 For the transition period from            to
                                                ----------    ----------
                 Commission file number     33-37477
                                        ----------------

                 A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                   FOURTH FINANCIAL CORPORATION
                                   SAVINGS AND INVESTMENT PLAN


                 B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                   Fourth Financial Corporation
                                   100 North Broadway
                                   P.O. Box 4
                                   Wichita, Kansas  67201-0004


                                              REQUIRED INFORMATION

                 The following financial statements are furnished for the plan; See attached Exhibit "A" (Filed Under Form SE).

                 Exhibit "B" is the consent of Ernst & Young for the Financial Statements furnished for the plan for the fiscal year ended December 31, 1993.




                                   SIGNATURES

                 The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               FOURTH FINANCIAL CORPORATION
                                               SAVINGS AND INVESTMENT PLAN





June 28, 1994                                  By  /s/John F. Guettler
- - -------------------------                        ------------------------------
         Date                                    John F. Guettler,
                                                 Senior Vice President
                                                 and Director of Human Resources
                                                 Fourth Financial Corporation


                                EXHIBIT INDEX



                                                            Page Number in
                                                            Manually Signed
Exhibit No.      Description                                   Original
- - ----------       -----------                                ---------------
    A            Report of Independent Auditors                  "P"

    B            Consent of Independent Auditors





Exhibit A.  Financial Statement and Supplemental Schedules (Filed under
            Form SE on June 28, 1994)